EXHIBIT 99.1

Starnet Closes Sale of Adult Entertainment Division

ST. JOHNS, Antigua--(BUSINESS WIRE)--April 18, 2000--Starnet Communications International Inc. (OTC-BB: "SNMM") ("Starnet"), an online provider of interactive media and information systems and a recognized leader in Internet gaming, announced today that it has received an initial payment of $460,000 from Kiama Ltd. ("Kiama") of Jersey in the Channel Islands for Starnet's adult entertainment division (the "Division"), effectively closing the sale of the Division.

In accordance with the sale, Starnet is to receive from Kiama $2.3 million in payments, to be made over a three-year period. Doug McClelland, a former employee of Starnet, facilitated transfer of the Division from interim holder 596773 B.C. Ltd. to Kiama, acting as nominee of 596773 B.C. Ltd. Kiama has no affiliation with Starnet, its employees, or former employees.

Meldon Ellis, President and Chief Executive Officer of Starnet said, "This is a key strategic and symbolic move for Starnet, as it improves the focus of our operations and enhances our reputation. Funds from the sale will enable Starnet to more aggressively develop its core operations in online gaming. We are intent on capturing a clear leadership position in a market projected to generate $3 billion by 2002, and are excited about our prospects."